UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2013

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9135 South Ridgeline Blvd., Ste. 200 Highlands Ranch, Colorado		80129
(Address of principal executive offices)		(Zip Code)

(303) 734-1727

(Registrant’s telephone number, including area code.)

(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2013, the Board of Directors (the “Board”) of ADA-ES, Inc. (the “Company”), approved an increase by one in the size of the Board from ten to eleven directors and appointed Kim B. Clarke as a director of the Company to fill such vacancy and as a member of the Compensation and Nominating and Governance Committees of the Board. Ms. Clarke’s term will run until the next annual meeting of our shareholders at which directors are elected. Ms. Clarke has not served in any capacity for the Company prior to this appointment and there are no arrangements or understandings between her and any other person pursuant to which she was selected to serve as a director.

Ms. Clarke, age 57, has over 35 years of experience in human resources, a majority of which were at oil and energy companies. The Board requested that Ms. Clarke serve as a director based on its determination that she qualifies as an “independent director” as such term is defined for purposes of the federal securities laws and the Nasdaq Stock Market and her extensive background in executive compensation and human resources matters.

Ms. Clarke has served as Senior Vice President and Chief Administrative Officer of Key Energy Services, Inc. (NYSE: KEG) since 2008 and served as Vice President and Chief People Officer from 2004 through 2007. Prior to Key Energy Services, Inc., she served as the Vice President of Human Resources of GC Services Limited Partnership and 1st National Bank in Houston, Texas from 1999 to 2004. Ms. Clarke received a bachelor of science degree in human resources from the University of Houston in 1982 and completed the Director Development Program at the Kellogg School of Management at Northwestern University. She currently serves as Chairperson of the University of Houston College of Technology Deans Board of Advisors.

No transactions between the Company and Ms. Clarke have occurred or are contemplated that would require disclosure pursuant to Regulation S-K, Item 404(a). Ms. Clarke does not have any family relationship with any of the Company’s directors or executive officers or any persons nominated or chosen by the Company to be a director or executive officer.

Ms. Clarke is entitled to standard compensation for service as a non-management director, which includes $95,000 a year, payable as a combination of cash (up to a maximum of $47,500) and/or common stock (valued at fair market value as of the day of grant), plus standard committee membership fees. Ms. Clarke was also granted an option to purchase 5,000 shares of the Company’s common stock under the Company’s 2005 Directors’ Compensation Plan, which is exercisable at $23.85 per share and will vest evenly over a three year period, with one third of the option vesting at the end of each year of service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 11, 2013	ADA-ES, INC. Registrant

	By:	/s/ Mark H. McKinnies
	Name:	Mark H. McKinnies
	Title:	Senior Vice President and Chief Financial Officer

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, ADA-ES Appoints New Director, dated February 11, 2013.